EXHIBIT 4.10

INTERCONNECTION AGREEMENT
FOR GENERATOR INTERCONNECTION TO
THE ELECTRIC DISTRIBUTION SYSTEM

Dated OCTOBER 1, 2000

BETWEEN

AUTUMN INDEPENDENT POWER CORPORATION

AND

UTILICORP NETWORKS CANADA (ALBERTA) LTD.

LSD 06-24-41-06 W5M
WILLESDEN GREEN
900 kW (nominal rating)
Induction Generator
FOR EXPORT

______________________________

Utilicorp Networks Canada
1202 Centre Street South
CALGARY, ALBERTA
T2G 5A5

	- TABLE OF CONTENTS -
1.	INTRODUCTION	1
2.	DEFINITIONS	2
3.	GOVERNING PRINCIPLES AND PROVISIONS	5
4.	TERM AND TERMINATION	6
5.	BILLING AND PAYMENT	6
6.	NOTICE	7
7.	SAFETY AND DISCONNECTION	8
8.	INTERCONNECTION DATE AND INTERCONNECTION OBLIGATIONS	9
9.	INTERCONNECTION CHARGES	10
10.	RESISTIVE LOSS CHARGES AND PAYMENTS	10
11.	METERING, POLLING AND PROVISION OF METERING DATA	12
12.	RIGHT OF WAY AND ACCESS	13
13.	INSPECTION	14
14.	FORCE MAJEURE	14
15.	LIABILITY AND INDEMNITY	15
16.	GOVERNMENT APPROVALS	16
17.	DISPUTE RESOLUTION	16
18.	CONFIDENTIALITY	18
19.	GENERAL	19

1.  INTRODUCTION

MEMORANDUM OF AGREEMENT made this 1st day of October 2000

BETWEEN:

AUTUMN INDEPENDENT POWER CORPORATION, a company incorporated under the laws of Alberta with its head office at the City of Kelowna, in the Province of British Columbia (hereinafter referred to as the "Generator"),

OF THE FIRST PART,

- and -

UTILICORP NETWORKS CANADA (ALBERTA) LTD., a company incorporated under the laws of Alberta with its head office at the City of Calgary in the Province of Alberta (hereinafter referred to as the "Wire Owner"),

OF THE SECOND PART

WHEREAS the Generator desires to interconnect its generating facility to the Wire Owner's Facilities (defined below) to be located in LSD 06, of Section 24, Township 41, Range 06, West of the 5th Meridian, near Rocky Mountain House, in the Province of Alberta; and

WHEREAS the Wire Owner is willing to provide said interconnection under the following terms and conditions.

NOW THEREFORE, this Agreement witnesses that:

2.  DEFINITIONS

In this Agreement the expressions below shall respectively have the following meanings:

(a)  "Act" means the Electric Utilities Act, S.A. 1995, c. E-5.5, as amended from time to time;

(b)  "Agreement" means this Interconnection Agreement, including the Operating Procedures attached hereto as Schedule A;

(c)  "Board" means the Alberta Energy and Utilities Board;

(d)  "Business Day" means any day other than a Saturday, a Sunday, or a statutory, holiday in Alberta;

(e)  "Construction Contribution" means an amount to be paid by the Generator to the Wire Owner for the interconnection of the Generator's Facility and the provision of the Interconnection Facilities, which shall include, without limitation, reasonable costs incurred by the Wire Owner in the design, supply and construction of the Interconnection Facilities, as described in the Interconnection Proposal;

(f)  "Effective Date" means the date as of which the Parties have executed this Agreement;

(g)  "Force Majeure" has the meaning given to that term in Section 14;

(h)  "Generator's Facility" means, collectively, all facilities of the Generator located at the Generator Location on the Generator's side of the Point of Interconnection, including, without limitation, all transformers, switches, and connection and protective equipment, required for the Generator to deliver and receive electricity to and from the Point of Interconnection;

(i)  "Generator Location" means that location in LSD 06, of Section 24, Township 41, Range 06, West of the 5''' Meridian;

(j)  "Good Electric Operating Practices" means the standard of practice attained by exercising that degree of knowledge, skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator, engaged in the same type of undertaking under the same or similar circumstances and which is expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety of the public, safety of personnel, and expedition, but is not restricted to the optimum practice or course of action to the exclusion of all others but rather to the spectrum of reasonable practices, methods or acts;

(k)  "Interconnected Electric System" means "interconnected electric system" as defined in the Act;

(l)  "Interconnection Facilities" means all incremental facilities required to interconnect the circuits of the Generator's Facility to the circuits of the Wire Owner's Facilities at the Point of Interconnection, and all modifications to the Wire Owner's Facilities that may be required to allow the Generator to utilize the Wire Owner's Facilities for interconnection, which may include, without limitation, poles, lines, substations, service leads, and protective and metering equipment, but which shall not include any Transmission Facilities;

(m)  "Interconnection Proposal" means that proposal for interconnection that has been agreed to by the Wire Owner and the Generator, which may include, without limitation, a description of the Interconnection Facilities, the Target Interconnection Date, and the Construction Contribution, and which, if agreed to by the Parties, shall be deemed to be incorporated into and form part of this Agreement;

(n)  "Islanded Operation" means the operation of a generating unit that provides the sole source of production on an electric power system;

(o)  "NERC" means North American Electric Reliability Council;

(p)  "NWPP" means the Northwest Power Pool;

(q)  "Operating Procedures" means that schedule which describes the procedures for the operation of both the Generator's Facility and the Wire Owner's Facilities relating to the interconnection, a copy of which is attached hereto as Schedule A, which shall be deemed to be incorporated into and form part of this Agreement and which may be revised from time to time by the Wire Owner upon written notice to the Generator;

(r)  "Operation and Maintenance Charge" means the one-time or monthly charge, as applicable, specified in subsection 9(a);

(s)  "Parties" means the Generator and the Wire Owner, and "Party" means either one of them, as the context may require;

(t)  "Point of Interconnection" means the point identified on the Single Line Drawing attached as Appendix A to Schedule A as being the point at which electricity passes from the circuits of the Generator's Facility to the circuits of the Wire Owner's Facilities, or inversely, the point at which electricity passes to the circuits of the Generator's Facility from the circuits of the Wire Owner's Facilities;

(u)  "Power Pool" means "power pool" as defined in the Act;

(v)  "Pool Price" means "pool price" as defined in the Act;

(w)  "Pool Rules" means "rules of the power pool" as defined in the Act;

(x)  "Transmission Administrator" means the person(s) appointed by the Lieutenant Governor in Council to act as the Transmission Administrator pursuant to the Act;

(y)  "Transmission Facility" means "transmission facility" as defined in the Act;

(z)  "Transmission System" means "transmission system" as defined in the Act;

(aa)  "Wire Owner's Facilities" means all facilities of the Wire Owner located on the Wire Owner's side of the Point of Interconnection, including, without limitation, poles, lines, substations and service leads, but not including any Transmission Facilities, that are in existence before the Effective Date and are required to deliver and receive electricity to and from the Point of Interconnection; and

(bb)  "WSCC" means Western Systems Coordinating Council.

3.  GOVERNING PRINCIPLES AND PROVISIONS

(a)  Each Party shall perform its obligations under this Agreement in accordance with:

(i)  commercially reasonable efforts and Good Electric Operating Practices;

(ii)  applicable NERC, WSCC, NWPP, Transmission Administrator and Power Pool rules and policies;

(iii)  the Safety Codes Act (Alberta), the Canadian Electrical Code, the Electrical and Gas Inspection Act (Canada) and any other applicable legislation, safety codes, and safety standards; and

(iv)  the Operating Procedures attached as Schedule A, which are established to protect life and property and to facilitate the safe, effective interconnection of the Generator's Facility in a manner that does not degrade power quality, operability or reliability of the Interconnected Electric System and which the Wire Owner may revise from time to time upon written notice to the Generator.

(b)  The Wire Owner's Terms and Conditions of Electric Service and any Transmission Administrator terms and conditions, as approved by the Board from time to time and to the extent applicable to this Agreement, shall take precedence over and supersede the provisions of this Agreement to the extent of any inconsistency.

(c)  The Parties recognize that the applicable standards imposed by subsections (a) and (b) may change from time to time, and that each Party will comply with any changed standards upon receipt of notice or otherwise becoming aware of such changes.

(d)  The Parties acknowledge that the Interconnection Facilities consist solely of distribution facilities, not Transmission Facilities.

4.  TERM AND TERMINATION

(a)  Unless terminated earlier in accordance with this Section or other provisions of this Agreement, this Agreement will commence on the Effective Date and continue in full force and effect for a period of twenty (29) years, terminating on the 31" day of May, 2029. Notwithstanding any termination of this Agreement, all rights and obligations of the Parties that have accrued prior to termination shall continue in effect until satisfied.

(b)  The Generator may terminate this Agreement by giving 90 days prior written notice to the Wire Owner.

(c)  The Wire Owner may terminate this Agreement upon written notice to the Generator in the event that the Generator has been disconnected from the Wire Owner's Facilities for a continuous period of one (1) year or more.

5.  BILLING AND PAYMENT

(a)  The Wire owner shall issue a bill to the Generator for the Construction Contribution and the one-time Operation and Maintenance Charge, if applicable.

(b)  The Wire Owner shall issue monthly bills to the Generator for the monthly Operation and Maintenance Charge, resistive loss charges, and metering and polling charges, if applicable, and other charges and credits payable by or to the Generator from time to time under this Agreement. Such bills may also include charges for energy and reactive power, if applicable.

(c)  A late payment charge in accordance with the Wire Owner's Terms and Conditions of Electric Service shall be applied to any balance remaining unpaid 30 days after issuance of the bill, or when the next monthly bill is issued, as the case maybe

6.  NOTICE

Any demand, notice or other communication ("Notice") required or permitted to be given in connection with this Agreement shall be given in writing and must be given by personal delivery, registered mail or facsimile transmittal as follows:

(a)  Notice to the Wire Owner shall be addressed to:

UTILICORP NETWORKS CANADA
6"' Floor, 801 - 7"' Avenue S.W.
Calgary, Alberta T2P 3P7
Attention: Manager, Rates and Contracts Administration
Fax: (403) 514-4412

(b)  Notice to the Generator shall be addressed to:

AUTUMN INDEPENDENT POWER CORPORATION
Suite 1004 - 1708 Dolphin Avenue
Kelowna, BC V1Y 9S4
Attention: Ken Dickson
Fax.: (250) 717-3708

or to such other address, facsimile number or individual as may be designated by Notice by either Party to the other. Any Notice given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, five business days following the deposit thereof in the mail, and if given by facsimile, on the day of transmittal thereof. If the party giving any Notice knows or ought reasonably to have known of any difficulties with the postal system that might affect the delivery of mail, any such Notice shall not be mailed but shall be given by personal delivery or facsimile.

7.  SAFETY AND DISCONNECTION

(a)  The Interconnection Facilities shall include an acceptable visible disconnect device at the Point of Interconnection which can be locked in the open position and tagged by the Wire Owner as a means of isolating the Generator's Facility from the Wire Owner's Facilities.

(b)  The Wire Owner may disconnect the Generator's Facility from the Wire Owner's Facilities without prior notice:

(i)  if in the Wire Owner's reasonable opinion, the Generator's Facility is posing a significant and immediate safety concern;

(ii)  to maintain, test or repair equipment safely;

(iii)  if the Generator is not meeting the power quality standards or other operating requirements set forth in the Operating Procedures; or

(iv)  if disconnection is required or directed by the Transmission Administrator

The Wire Owner shall use reasonable efforts to coordinate with and give reasonable prior notice to the Generator of such disconnection and to reconnect the Generator's Facility as soon as possible once the reason for the disconnection has been remedied.

(c)  Subject to subsection (b), the Wire Owner may disconnect the Generator's Facility from the Wire Owner's Facilities without further notice to the Generator if the Generator fails to perform any of its obligations under this Agreement, provided that the Wire Owner has first notified the Generator of the failure and the Generator has failed to remedy the failure within five (5) Business Days' after receipt of the Wire Owner's notice. The Wire Owner shall use reasonable efforts to reconnect the Generator's Facility as soon as possible once the Generator's failure to perform has been remedied.

(d)  The Generator acknowledges that the Generator's Facility shall be designed and operated so that Islanded Operation of the Generator's Facility cannot occur under any circumstances

8.  INTERCONNECTION DATE AND INTERCONNECTION OBLIGATIONS

(a)  The Generator shall satisfy all membership and application requirements of the Power Pool in relation to the Generator's Facility during the term of this Agreement.

(b)  The Parties acknowledge that, as of the Effective Date of this Agreement, the circuits of the Generator's Facility are already interconnected to the circuits of the Wire Owner's Facilities.

(c)  The Wire Owner shall ensure that it has designed, supplied and constructed, and the Wire Owner shall maintain and operate, the Wire Owner's Facilities to establish and maintain interconnection of the Generator's Facility with the Wire Owner's Facilities at the Point of Interconnection in such a manner necessary to provide adequate electrical system protection for the Interconnected Electric System.

(d)  Depending on the design of the Wire Owner's Facilities, some of the Wire Owner's protective and metering equipment may be located on the Generator's side of the Point of Interconnection, which shall be shown on the Single Line Drawing attached as Appendix A to Schedule A.

(e)  The Generator shall ensure that it has designed, supplied, and constructed, and the Generator shall operate and maintain the Generator's Facility in such a manner necessary to provide adequate protection to the Generator's Facility.

(f)  Ownership of the Wire Owner's Facilities, including all interconnection, protective and metering equipment whether on the Wire Owner's or the Generator's side of the Point of Interconnection shall be vested at all times with the Wire Owner.

(g)  The Generator shall not at any time run the Generator's Facility, or increase the power output of the Generator's Facility, above a maximum output of 900 kW

9.  INTERCONNECTION CHARGES

(a)  The Generator shall pay the Wire Owner a monthly charge for the operation and maintenance of the Interconnection Facilities (the "Operation and Maintenance Charge"), regardless of whether or not the Generator's Facility is in operation. This monthly charge shall be calculated as approximately one twelfth of: the annual operation and maintenance charge approved from time to time by the Board multiplied by the Construction Contribution. As of the Effective Date of this Agreement, this monthly Operation and Maintenance Charge is calculated as one twelfth of one and one-half (1.5%) per cent of $61,355.00

(b)  The Generator shall pay in each month that Force Majeure is in effect the monthly Operation and Maintenance Charge, if applicable, so long as the circuits of the Generator's Facility are interconnected to the circuits of the Wire Owner's Facilities. The Generator shall also pay in each month that disconnection is in effect under subsection 7(a) the monthly Operation and Maintenance Charge, if applicable.

(c)  The Generator shall not be eligible for any refund of the Construction Contribution in the event that other generators or customer loads are interconnected to the Interconnection Facilities

10.  RESISTIVE LOSS CHARGES AND PAYMENTS

(a)  The Wire Owner shall charge and/or pay the Generator monthly for incremental resistive losses or loss reductions, as the case may be, on the distribution line supplying the Generator's Facility (namely, the Wire Owner's 25 kV circuit designated 290LE.68S) resulting from the operation of the Generator's Facility on such distribution line. Such charge and/or payment shall be calculated in accordance with subsections (b), (c) and (d).

(b)  Up to May 31, 2004, the charge and/or payment described in subsection (a) shall be calculated as follows:

For each calendar month between January and December, inclusive, an incremental loss reduction credit shall apply, which shall be equal to the SUM, for all hours of the applicable month, of. the hourly metered output of the Generator's Facility (in kW) X the Pool Price (in $/kWh) X a loss factor of two (2.0%) per cent.

(c)  In determining the loss factor(s) specified in subsection (b), the Wire Owner has estimated the impact of the operation of the Generator's Facility on the distribution line supplying the Generator's Facility based upon various assumptions made by the Wire Owner regarding the operational characteristics and production parameters of the Generator's Facility, some of which may have been formulated from information supplied by the Generator. Accordingly, notwithstanding subsection (b) the loss factor(s) used to calculate the incremental resistive loss charge and/or loss reduction payment, as the case may be, during the first four years of this Agreement may be adjusted by the Wire Owner at any time and from time to time during the first four years of this Agreement if, in the Wire Owner's reasonable determination, the actual operational characteristics and production parameters of the Generator's Facility differ from the Wire Owner's initial assumptions. Such characteristics and parameters shall include, without limitation, the power factor of the Generator's Facility.

(d)  Up to May 31, 2004, the incremental resistive loss charge and/or payment specified in subsection (b) shall continue to apply; provided, however, that at any time and from time to time, the Generator may request by written notice to the Wire Owner that the Wire Owner conduct at the Generator's expense, or the Wire Owner may conduct on its own initiative and at its own expense, a review of the loss factor(s). If a review is requested by the Generator, such review shall be conducted by the Wire Owner within a reasonable period of time after receipt of written notice from the Generator. Any review of the loss factor(s) shall be based upon an assessment of the impact, at that time, of the operation of the Generator's Facility on the distribution line supplying the Generator's Facility. Such review may result, in the Wire Owner's reasonable determination, in a charge instead of a payment, or vice versa, or in a different loss factor, which may be zero. The Wire Owner shall provide thirty (30) days' notice to the Generator of the new charge and/or payment and the new loss factor(s) resulting from the review, prior to the same taking effect.

(e)  For greater certainty, this Section does not apply to incremental resistive losses or loss reductions on the Transmission System, in respect of which the Generator and the Transmission Administrator shall have a separate arrangement, if appropriate, for charges and payments.

11.  METERING, POLLING AND PROVISION OF METERING DATA

(a)  The Generator shall be responsible for all metering and polling with respect to the Generator's Facility. Metering shall include, without limitation, the installation and operation and maintenance of an electric or electronic bi-directional metering device to measure, on a 15 minute interval energy recording basis, active energy and reactive energy passing from the circuits of the Generator's Facility to the circuits of the Wire Owner's Facilities and, inversely, active energy and reactive energy passing from the circuits of the Wire Owner's Facilities to the circuits of the Generator's Facility. Polling shall mean the collection and processing of metering data and the reporting of such data to the Transmission Administrator and the Power Pool in accordance with the applicable requirements of those entities.

(b)  The Wire Owner shall perform neither metering nor polling on behalf of the Generator.

(c)  The Wire Owner shall have ownership of the meter if it performs metering on behalf of the Generator under subsection (b). Otherwise, the Generator shall have ownership of the meter.

(d)  The selection of meters, calibration of meters and handling of meter disputes shall be performed in accordance with the Electricity and Gas Inspection Act (Canada) (the "E&GI Act") and the regulations thereto, or such other amended or replacement legislation as may from time to time be enacted.

(e)  If the Generator owns the meter, the Wire Owner shall have the right to have the metering equipment tested and/or calibrated by the proper official designated by the E&GI Act. If such testing shows the metering equipment to be inaccurate, the Generator shall pay the costs of testing and/or calibration, as applicable. If such testing shows the metering equipment to be accurate, the Wire Owner shall pay the costs of testing. If the Wire Owner owns the meter, the Generator shall have the right to have the metering equipment tested and/or calibrated by the proper official designated by the E&GI Act. If such testing shows the metering equipment to be inaccurate, the Wire Owner shall pay the costs of testing and/or calibration, as applicable. If such testing shows the metering equipment to be accurate, the Generator shall pay the costs of testing.

The Generator shall read the meter and provide metering data to. the Wire Owner in a format and frequency as the Wire Owner may require. The Wire Owner may use the metering data: for its own internal use, including, without limitation, the calculation of line losses and the calculation of the Generator's Option I Reactive Power consumption (if applicable); for the purpose of fulfilling its obligations under this Agreement and to the Transmission Administrator and the Power Pool; and as required by law. For greater certainty, nothing in this subsection affects any obligation of the Generator to provide metering data to the Transmission Administrator or the Power Pool.

12.  RIGHT OF WAY AND ACCESS

(a)  The Generator shall provide, without cost to the Wire Owner, a satisfactory easement, space and location within the Generator's Facility, for the construction, maintenance and operation of any of the Interconnection Facilities that are located on the Generator's side of the Point of Interconnection, as more specifically described in the Operating Procedures.

(b)  During the term of this Agreement and for a reasonable period of time thereafter, the Generator shall provide to the Wire Owner reasonable access to the Generator's Facility for the purposes of metering (if metering is to be performed by the Wire Owner under subsection 11(b)), construction, operation, maintenance and removal of the Wire Owner's metering equipment and Interconnection Facilities that are located on the Generator's side of the Point of Interconnection, and the fulfillment of any other obligations of the Wire Owner under this Agreement.

(c)  Without limiting the generality of subsection (b), the Wire Owner may carry out such treating, brushing, trimming and cutting of trees as it deems necessary for the proper operation of the Wire Owner's Facilities and the Interconnection Facilities, and the Generator shall provide the Wire Owner with reasonable access to the Generator's Facility for such purpose.

13.  INSPECTION

In order to fulfill its obligations under this Agreement and to ensure that the Generator is complying with the provisions of this Agreement, the Wire Owner shall have the right, but not the obligation, to inspect the Generator's Facility from time to time. This right of inspection shall not relieve the Generator of any of its obligations under this Agreement. The Generator shall provide the Wire Owner with reasonable access to the Generator's Facility upon reasonable prior notice to enable the Wire Owner to conduct such inspections.

14.  FORCE MAJEURE

(a)  If, at anytime during the term of this Agreement, the operation of either of the Parties are suspended, curtailed or interfered with owing to an Act of God, war, rebellion, sabotage, fire or other causes beyond the reasonable control of any Party, such as strikes, differences with workmen or like causes (excepting and excluding however lack of finances or of market for the product of either of the Parties), the Party whose operations are suspended, curtailed or interfered with shall not be liable to the other under this Agreement until the cause or causes thereof have been removed, provided that;

(i)  the Party seeking to invoke the benefit of this clause promptly notifies the other Party in writing of the occurrences of the cause or causes and promptly and diligently proceeds to rectify such occurrence;

(ii)  each Party shall take all reasonable precautions and adopt all reasonable measures to prevent or remove the cause of such suspension, curtailment or interference; and

(iii)  the Party having invoked this Section under subsection (i) hereof shall give prompt notice of cessation of the cause thereof.

15.  LIABILITY AND INDEMNITY

(a)  Each Party (the "Indemnifying Party") agrees to indemnify and save harmless the other Party, its agents and employees from and against any and all damage, injury, loss, costs and claims suffered or incurred by the other Party, its agents or employees which are in any way connected with any failure of the Indemnifying Party to perform its obligations under this Agreement; provided, however, that such indemnity shall be limited to an amount in proportion to the degree to which the Indemnifying Party, its agents and employees are responsible.

(b)  Except to the extent to which each Party is required to indemnify and save harmless the other Party, its agents and employees under subsection (a) hereof, neither Party nor its agents nor employees shall be liable to the other Party for any damage, injury, loss, costs or claims suffered or incurred by the other Party, its agents or employees which are in any way connected with the performance or non-performance of this Agreement, howsoever and whensoever caused, and whether arising in contract or tort; and each Party hereby forever releases the other Party, its agents and employees from any liability in respect thereof.

(c)  Notwithstanding anything to the contrary contained herein, neither Party nor its agents nor employees shall be liable to the other Party for any damage, injury or loss of an indirect, consequential, special or incidental nature suffered by the other Party, its agents or employees which is in any way connected with the performance or non-performance of this Agreement, howsoever and whensoever caused, and whether arising in contract or tort, including, without limitation, loss of revenue, loss of profit, cost of capital and loss of use of any facilities or property owned, operated or used by the other Party.

(d)  The Generator shall also indemnify and save harmless the Wire Owner, its agents and employees from and against any and all damage, injury, loss, costs and claims resulting from:

(i)  notwithstanding subsection 7(d), Islanded Operation of the Generator's Facility;

(ii)  if direct or transfer tripping is not installed on the Wire Owner's Facilities or the Interconnection Facilities or, if installed, it fails to operate correctly, the failure of the Generator's Facility to detect and clear an electrical fault that occurs on the Wire Owner's Facilities or the Interconnection Facilities; and

(iii)  if live-line close blocking is not installed on the Wire Owner's Facilities or the Interconnection Facilities or, if installed, it fails to operate correctly, the failure of the Generator's Facility to shut down after disconnection from the Wire Owner's Facilities and before the automatic reclosing of the Wire Owner's switching devices; and

(iv)  asynchronous reclosing on the Generator's Facility

15.  GOVERNMENT APPROVALS

The Parties shall use all reasonable efforts to obtain and maintain all applicable government orders, permits, approvals, and consents required by law to perform their respective obligations under this Agreement

16.  DISPUTE RESOLUTION

A dispute, claim, question or difference which arises with respect to this Agreement that cannot be resolved at the operating level shall be referred to senior representatives of the Parties upon either Party requesting such a reference in writing

(a)  Where either Party has requested the reference of a dispute to senior representatives, the representatives shall employ such methods of resolution as they may agree to and shall make all reasonable efforts to resolve the dispute in a timely manner.

(b)  Where a dispute arises which has been referred to senior representatives and has not been resolved within 30 Business Days of the reference, the dispute may be referred by either Party to be resolved through arbitration conducted in accordance with the Arbitration Act (Alberta), as amended from time to time

(i)  All disputes or differences between the Parties to be resolved through arbitration pursuant to this Agreement shall be referred (unless the Parties concur in the appointment of a single arbitrator) to a board of arbitrators consisting of one (1) arbitrator to be appointed by each Party who shall, by instrument in writing, appoint a third arbitrator immediately after they are themselves appointed.

(ii)  The Parties shall be deemed to have failed to concur in the appointment of a single arbitrator if such an arbitrator shall not have been appointed within fifteen (15) days after the serving by either Party on the other of notice requesting it to concur in the appointment of such an arbitrator.

(iii)  If either Party shall neglect or refuse to appoint an arbitrator within fifteen (15) days after the other Party (provided such other Party has appointed its arbitrator) has served the Party with notice to make the appointment, the Party who has appointed its arbitrator shall be entitled to apply upon notice to the other Party to a Justice of the Court of Queen's Bench of Alberta to have him appoint an arbitrator for the Party in default

(iv)  If the arbitrators appointed by the Parties hereto have not, within fifteen (15) days after their appointment or the appointment of the arbitrator last appointed, as the case may be, appointed a third arbitrator, either Party shall be entitled to apply upon notice to the other Party to a Justice of the Court of Queen's Bench of Alberta to have him appoint such an arbitrator.

(v)  Any arbitrator appointed under the provisions of this clause whether by joint concurrence of the Parties, by either Party, by the arbitrators, or by a Justice of the Court of Queen's Bench of Alberta shall, in the opinion of the person or persons making such appointment, be possessed of such technical or other qualifications as may be reasonably necessary to enable him to property adjudicate upon the dispute or difference

(vi)  Except as herein modified, the provisions of the Arbitration Act (Alberta), as amended from time to time, shall apply to any arbitration proceeding.

(vii)  A decision of the single arbitrator or the majority of the three arbitrators named or appointed shall be final and binding upon each of the Parties to the dispute

Pending resolution of any dispute, each Party shall continue to perform its respective obligations under the Act and this Agreement.

18.  CONFIDENTIALITY

(a)  During the term of this Agreement, each Party agrees to keep confidential all data and information relating to this Agreement and the business and affairs of the other Party (including, without limitation, any data and information obtained from that other Party or exchanged between the Parties) ("Confidential Information"), except as provided herein and to the extent that such Confidential Information otherwise is in the public domain, is previously known to the receiving Party, is at any time lawfully obtained by the receiving Party from a third party without breach of any obligations of confidentiality, is independently developed by the receiving Party, the disclosing Party consents to the disclosure of Confidential Information (such consent not to be unreasonably withheld), the receiving Party is compelled to disclose Confidential Information to the Transmission Administrator or the Power Pool pursuant to applicable rules and requirements of those entities, or the receiving Party is legally compelled to disclose such data and information to a court, government department or agency, or regulatory authority in the proper exercise of its jurisdiction.

(b)  Each Party agrees that it shall make all reasonable efforts to limit internal disclosure of Confidential Information to only those of its employees, representatives, directors, contractors or agents who have a reasonable need to know the same to fulfill the obligations of such Party under this Agreement.

(c)  Each Party agrees that it shall take reasonable precautions to ensure that any employees, representatives, directors, contractors or agents (and any third persons to whom a Party discloses Confidential Information with the consent of the other Party) abide by the obligations of confidentiality hereunder and shall be liable to the other Party for any improper use or disclosure of Confidential Information by such persons.

(d)  Each Party agrees that it shall not use any Confidential Information other than for the purposes contemplated by this Agreement.

19.  GENERAL

(a)  This Agreement supersedes all agreements, oral or written, relating to the subject matter hereof, heretofore made by the Parties with respect to the subject matter hereof and, together with the Schedule attached thereto, represents the entire agreement between the Parties with respect to the matters contemplated herein. Except as expressly provided for herein, this Agreement may be amended or superseded only by written agreement of the Parties.

(b)  This Agreement shall be construed according to the laws of the Province of Alberta.

(c)  Neither Party may assign this Agreement without the express written consent of the other Party, which consent shall not be unreasonably withheld.

(d)  This Agreement shall enure to the benefit of and be binding upon the Parties, their successors and permitted assigns. The rights and remedies of the Parties under this Agreement are cumulative and in addition to any other rights and remedies that the Parties may have at law or in equity.

(e)  The liabilities of the Parties for breach of any covenants, representations or warranties, and any obligations of the Parties under any indemnity contained in this Agreement, shall survive termination of this Agreement except as otherwise expressly provided.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement under the hands of their proper officers as of the day and year first above written.

AUTUMN INDEPENDENT POWER CORPORATION

Per:

Name: Byron Loewen
Title: President
Date: 01/12/01

UTILICORP NETWORKS CANADA (ALBERTA) LTD.

Per: ___________________________________________

Name: Deb Crossman, Manager
Title: Rates and Contracts Administration
Date: 00/12/20

SCHEDULE A

Attached to and forming part of the Interconnection Agreement

Dated OCTOBER 1, 2000

BETWEEN

AUTUMN INDEPENDENT POWER CORPORATION

AND

UTILICORP NETWORKS CANADA (ALBERTA) LTD

OPERATING PROCEDURES.

1.  SCOPE

This Schedule provides specifics for the operation of the Interconnection Facilities interconnecting the circuits of the Autumn Independent Power Corporation's Generating Facility located at LSD 06-24-41-06-W5 (Willesden Green) and the circuits of the Wire Owner's Facilities.

This Schedule does not supersede any requirements outlined in Government Regulations such as, but not limited to, the Alberta Electrical and Communication Utility Code, the Canadian Electrical Code, and Occupational Health and Safety Act, nor does it supersede any terms of mutual agreements such as, but not limited to, the Agreement entered into between the Parties referenced on the title page of this Schedule.

2.  ATTACHMENTS

Attachments to this Schedule include

(a)  Single line diagram titled "Autumn Independent Power Corp. - 900kW Induction Generator" (Appendix A)

(b)  Harmonic Specification For Harmonic Producing Customers Connected to the UtiliCorp Networks Canada System, dated September 1, 2000 (Appendix B)

(c)  Voltage Flicker Chart, dated September l, 2000 (Appendix C)

3.  OPERATING AUTHORITY

The Operating Authority for each Party is the person identified by name or job title responsible to establish operating procedures and standards for that Party. The Operating Authority shall ensure that timely updates are made to this Schedule to reflect any changes to its content and any attachments included in this Schedule, in accordance with the provisions of the Agreement. In addition, the Operating Authority shall ensure that the operators of their facilities are competent in the operation of the electrical systems and are aware of the provisions of this Schedule and applicable regulations relating to the safe operation of electrical power systems.

(a)  The Operating Authority for the Generator is:

Mr. Gerald Caul
Senior Vice President
Autumn Independent Power Corporation
1004, 1708 Dolphin Avenue
Kelowna BC V1Y 9S4
Office: (250)-717-3707
Fax: (250)-717-3708
Cell: (250)-212-7170

(b)  The Operating Authority for the Wire Owner is:

Mr. John Holmes
Manager, Distribution Assets
UtiliCorp Networks Canada (UNC)
1202 Centre Street South
Calgary, Alberta T2G 5A5
Office: (403)-267-7180
Fax: (403)-267-3997

4.  OPERATOR-IN-CHARGE

The Operator-in-Charge for each Party is the person identified by name or job title responsible for the real time operation of the Interconnection Facilities for that Party.

(a)  the Operator-in-Charge for the Generator is:

Shane Eeiew
Penn West Petroleum
Phone: (403)-845-0786

Or

Alternate: Larry Spence
Penn West Petroleum
Phone: (403)-357-2490

Or

Supervisor: Bryan Reese
Penn West Petroleum
Phone: (403)-845-0745

(b)  the Operator-in-Charge for the Wire Owner is:

UNC Customer Services Lineman
This individual can be reached via UNC Dispatch
Phone: (403)-219-1172

5.  DESCRIPTION OF OPERATION:

The Generator's Facility consists of:

*  generator: Induction, 1250 HP, 600V, resistive grounded wye
*  transformer: 1500 kVA, 25kV grounded wye, 600V resistive grounded wye
*  main disconnect device to the Wire Owner's Facilities: 25kV Breaker designated 52U
*  other equipment: 2x600V breakers, 50-75 kVAR cap bank

The Wire Owner's Facilities consist of:

*  distribution line: 290L/206L/168L/3299T/2595T
*  source substation and breaker number: Willesden Green 68S, 68S290E
*  switching devices: as per SLD

Point of Interconnection:

The Point of Interconnection has been designated as switch #20B 166.

The Wire Owner's personnel are the only persons who have the authority to operate this device. This switch will also be used to isolate the generator from the Wire Owner's system.

Switching Procedure to Isolate Generator's Facility:

*  The Wire Owner Customer Service Lineman (CSL) will call the Generator's Operator-in-Charge to arrange for a shutdown of the Generator's Facility including load

*  Once the generator has been shutdown the Generator's Operator-in-Charge will immediately inform the Wire Owner CSL of its status

*  The Wire Owner CSL will then isolate the Generator's Facility

*  The isolation of the Generator's Facility will be done by the Wire Owner CSL opening, locking and tagging switch # 20B166 under his authority

*  Please note that if the Wire Owner's CSL arrives on site to find the generation still on line and the Generator's Operator-in-Charge is not available to shutdown the units. The Wire Owner CSL will proceed to shutdown the generation by opening, locking and tagging switch # 20B166 under his authority.

Switching Procedure to Re-connect Generator's Facility:

*  The Wire Owner CSL will contact the Generator's Operator-in-Charge and request for the Generator Operator's permission to energize the Generator's Facilities

*  Only after receiving this permission can the Wire Owner CSL proceed with closing switch #20B166

*  The Wire Owner CSL will call the Generator's Operator-in-Charge immediately after removing his lock and tag and closing switch # 20B166 to inform them that the system is now prepared for them to re-connect.

Request to Re-Connect:

Following any event that resulted in the disconnection of the Generation Facilities from the Distribution Facilities, the Generator's Operator in Charge must contact and obtain permission from the Wire Owner's Operator in Charge to connect to the Distribution Facilities. Under no circumstance shall the Generator's facilities be connected to the Wire Owner's system before such permission is received.

Synchronization:

The Generator's Facility is designed to operate interconnected to the Wire Owner's Facilities, with synchronizing schemes provided on the Generator's equipment. It is recognized by the Generator that there are no synchronization schemes in place on the Wire Owner's Facilities, and that the Wire Owner's upstream facilities contain equipment that will provide voltage regulation and/or automatic reclosing.

Anti-islanding Protection:

The Generator's Facility shall not operate as an electrical island. In the event that the Wire Owner's electrical sources to the Generator's Facility become de-energized, the Generator's Facility must be able to disconnect from the Wire Owner's Facilities quickly, before automatic reclosing devices on the Wire Owner's system can operate.

1.  Other Anti-Islanding Protection:

Over-frequency:  61 Hz with 1 second time delay
Under-frequency:  59.5 Hz with 0.5 second time delay
Over-voltage:  132V (@120V base) with 0.3 seconds time delay
Under-voltage:  100V (@120V base) with 1 second time delay

6.  POWER QUALITY STANDARDS

The Generator must demonstrate its compliance with the following power quality requirements:

Voltage & Voltage Regulation:

The Generator's Facility shall not adversely affect the voltage and voltage regulation on any part of the Wire Owner's Facilities. At the Point of Interconnection, the Generator's three-phase voltages must conform to CSA CAN3-C235-83.

Harmonics:

The Generator must not cause an unacceptable level of harmonics during operation of the Generator's Facility. Limits on acceptable voltage and current distortion, telephone interference limits, measurement approaches and mitigation suggestions are detailed in the attached Harmonic Specification For Harmonic Producing Customers Connected to the UtiliCorp Networks Canada System, which is included as Appendix B to this Schedule.

Voltage Fluctuations:

The Generator must not cause an unacceptable level of voltage fluctuation during starting, operation, or shutdown of the Generator's Facility. The Wire Owner's standard on voltage flicker limits are shown in the Voltage Flicker Limits Chart that is included as Appendix C to this Schedule.

7.  SUSPENSION OF INTERCONNECTION

If the operation of the Generator's Facility or quality of electric energy supplied does not meet operating standards as specified, the Wire Owner has the right to take reasonable and expedient corrective action in accordance with the Agreement, including but not limited to the right to disconnect the Generator's Facility until compliance is demonstrated.

If the Generator is not meeting the operating requirements of the Wire Owner, the Generator's Operating Authority must provide written documentation to the Wire Owner's Operating Authority detailing the reason for non-compliance and corrective measures taken. The Wire Owner's Operating Authority shall subsequently provide a written response to the Generator's Operating Authority to either grant continued connection or re-connection of the Generator's Facility to the Wire Owner's Facilities, or, in the event that the Wire Owner's Operating Authority is not satisfied with the resolution, request an acceptable resolution and maintain the right to disconnect or continue the disconnection of the Generator's Facility.

8.  SAFE WORK PLANNING:

Safe work planning procedures such as pre job plans and tailboard meetings, will be followed where both Parties are involved in work. Nothing in this document should be interpreted as to change the intent of the Wire Owner's safe operating practices and procedures. Any contradictions between the Parties regarding practices or procedures are to be identified and resolved prior to work commencing.

Safe work routines described in Division D of the Electrical and Communication Utility Systems Regulations (AECUC) shall be followed in providing isolation for work on any part of the Interconnected Electric System.

9.  MAINTENANCE OUTAGES:

Outages will be coordinated by the Operator-in-Charge for each of the Parties. The Generator should be aware the Wire Owner would isolate the Generator's facility when a Guarantee Of Isolation or a recloser blockage on the system is required.

10.  ACCESS

Access or inspections will be arranged by the Operator-in-Charge for each of the Parties.

11.  NOTICE OF CHANGES TO PROTECTION & CONTROL:

The Generator's Operating Authority shall notify the Wire Owner's Operating Authority in writing of any intention to alter the settings on any protection and control devices that could affect the Wire Owner's Facilities and the final settings shall be established by mutual agreement between the Parties in accordance with the amendment provisions of the Agreement

APPROVED BY:

UTILICORP NET WORKS CANADA OPERATING AUTHORITY

"John Holmes"
Name: Mr. John Holmes, P. Eng
Titel: Manager, Distribution Assest

Date: "Sept 20, 2000"

AUTUMN INDEPENDENT POWER CORPORATION OPERATING

"Gerald B. Caul"
Name: Mr. Gerald B. Caul
Title: Senior Vice President

Date: "Jan 12, 2001"

APPENDIX A

Single Line Diagram

WILLESDEN
GREEN
68S
25 kV BUS
20B281
N.O.
68S290E
290L1
206L149A
206L
206L1A
206L1
206L0
168L
168L510
168L620 (REG)
168L621 (OCR)
168L632
N.O.
262S
20A266
3299T
20B165
2595T
13547T
13653T
Point of
Interconnection
20B166
UNC
AIPC
SWT # 52U
1500 kVA
Customer Owned
Transformer
G
900 kw
39 km

** This SLD is NOT to be used for switching purposes

UTILICORP NETWORKS CANADA

A UtiliCorp United Company

Distribution Asset Management

Autumn Independent Power Corp.
900 kW Induction Generator
Willesden Green
LSD 6-24-41-6-W5

DATE:	BY:
00--09--18	CMT

Autumn Independent Power Corp.:
Operator in charge is Penn West Petroleum
Contact: Shane Eeiew (403)-845-0786
Alternate: Larry Spence (403)-357-2490
Supervisor: Bryan Reese (403)-845-0945

UtiliCorp Networks Canada:
UNC Dispatch
Phone: (403)-219-1172

FIELD NOTES:
Follow the switching procedures as given in the Operating Procedures for isolating the Generator. Dispatch will have a copy of the Operating Schedule on hand to assist.

APPENDIX B

Harmonic Specification For Harmonic Producing Customers Connected to the UtiliCorp Networks Canada System

September 1, 2000

1.0  Introduction

The purpose of this document is to establish the responsibilities for the control of harmonic distortions at the point of influence between UtiliCorp Networks Canada and its customers.

1.  Limits are defined on the type and amount of harmonic distortion that a customer installation may induce into the power system.

2.  This document also defines the responsibilities of UtiliCorp Networks Canada in providing and administering interconnections for harmonic producing customers (HPC's) and in defining and administering limits for the total harmonic distortion allowable on the system

A recommended reference is IEEE Standard 519 "Recommended Practices and Requirements for Harmonic Control in Electric Power Systems".

2.0  Definitions And Terms

2.1  Point of Influence (POI)

The point of influence is defined as the UtiliCorp Networks Canada point closest to the harmonic producing customer which is also common to other UtiliCorp Networks Canada customers. Normally, the primary terminals of the customer supply transformer would be the point of influence. In some cases, where the supply to a customer is taken from one winding of a transformer with two or more secondary windings, the point of influence would also include the other secondary winding terminals.

Harmonic producing customers (HPC's) have also been divided into two categories, based on size - HPC's less than 1000 HP and HPC's greater than 1000 HP. The administration of the harmonic limits has been modified for each of these two categories and is described under the section covering distortion limits.

In either case, the designation refers to a single harmonic producer or an installation of several harmonic producers totally less than or greater than 1000 HP, connected to UtiliCorp Networks Canada through a common point of influence (CPOI). Normally, the common point of influence would be the primary of the transformer supplying the customer as described above. In some cases, this could also be defined as a nodal point on the primary system common to several harmonic producers. UtiliCorp Networks Canada shall identify the CPOI in each case.

2.2  Individual Harmonic Distortion (ID)

The individual harmonic distortion values of a waveform are the magnitudes of the distortion at each individual harmonic. The value of ID is usually expressed in both voltage and current as a percentage of the fundamental of 60 Hz component.

Total Harmonic Distortion (THD)

The total harmonic distortion of a waveform is the Root-Sum-Square of the magnitudes of each individual harmonic distortion, divided by the magnitude of the fundamental or 60 Hz component. The value of THD is usually expressed in both voltage and current as a percentage of the fundamental component.

THD (voltage) =	(V2/2 +V 2/3 +...+V2/n)
V1
THD (current) =	(I2/2 +I 2/3 +...+I2/n)
I1

2.4  I*T Product

The I*T is the product of the RMS value of the current waveform (I) and the TIF of the current waveform (T).

I*T = Harmonic Current (Amps) x Telephone Influence Weighting Factor = Weighted Amps

The "Balanced I*T" is the I*T value of the positive and negative sequence currents per phase.

The "Residual I*T" is the I*T value of the zero sequence or neutral (ground return) current.

The overall I*T value for a waveform, whether it be balanced or residual, is the Root Sum Square (RSS) of the individual I*T's for each harmonic and the fundamental.

3.0  Voltage Distortion Limits

3.1  System Voltage Distortion

UtiliCorp Networks Canada shall normally maintain the voltage distortion at the POI to a maximum of the following values:

Table 3.1

Maximum System Voltage Distortion at Point of Influence
Nominal Bus Voltage	%ID	%THD
25 kV or less	3.0	5.0
69 kV	1.5	2.5
138 kV	1.5	2.5
240 kV	1.0	1.5

Calculated Voltage Distortion Limits - HPC's < 1000 HP

At the design stage, customer shall satisfy UtiliCorp Networks Canada that calculated values for voltage distortion at the POI shall not exceed the following limits as a percentage of the fundamental:

Table 3.2

Calculated Voltage Distortion Limits - HPC's < 1000 HP
Nominal Bus Voltage	%ID	%TD
25kV or less	4.0	6.0

For HPC's under 1000 HP, these voltage distortion values shall be calculated with the POI assumed to be an open circuit.

Calculated Voltage Distortion Limits - HPC's < 1000 HP

At the design stage, the customer shall satisfy UtiliCorp Networks Canada that calculated values for voltage distortion at the POI shall not exceed the following limits as a percentage of the fundamental.

Table 3.3

Calculated Voltage Distortion Limits - HPC's > 1000 HP
Nominal Bus Voltage	%ID	%TD
25kV or less	4.0	6.0
69 kV	2.0	3.0
138 kV	2.0	3.0
240 kV	1.5	2.0

These calculated values shall be determined using a harmonic impedance envelope representing the utility system as viewed from the POI. This envelope will be provided by UtiliCorp Networks Canada and will be based on a number of varying system conditions and configurations, including provision for future utility system additions. The maximum voltage distortion value shall be the largest value obtained from examining both of the following two conditions:

(i)	Condition 1 - The individual harmonic distortions (ID) shall be calculated by selecting the value of the utility impedance within the envelope which maximizes each harmonic voltage individually.

The calculated value for total harmonic distortion (THD) shall be based on the simultaneous occurrence of the two worst harmonic resonance conditions on the utility system viewed from the POI. These two resonances shall be determined independently from each other, utilizing the harmonic impedance envelope described above. All remaining harmonic orders shall be calculated with the POI assumed to be an open circuit.

(ii)

Condition 2 - In this calculation, all harmonic orders shall be calculated with the POI assumed to be an open circuit.

In addition, these calculations shall include the assumption that the voltage distortion on the UtiliCorp Networks Canada system may equal, but will not exceed the following limits:

Table 3.4

Maximum System Voltage Distortion at the Point of Influence
Nominal Bus Voltage	%ID	%TD
25kV or less	2.0	3.0
69 kV	1.0	2.0
138 kV	1.0	2.0
240 kV	1.0	1.5

Basic Current Distortion Limits

Basic Current Limits - HPC's <1000 HP

Same as Section 4.2

Basic Current Limits - HPC's > 1000HP

All harmonic current values shall be calculated assuming a fundamental frequency phase voltage unbalance at the POI which is equal to a negative phase sequence component of 2.0%.

At the design stage, the customer shall satisfy UtiliCorp Networks Canada that calculated values for current distortion shall not exceed the following limits as a percentage of the fundamental:

Table 4.1

Basic Current Limits
S	%ID H<9	%ID 9<H<23	%ID 23<H<35	%ID 35<H	%THD
Up to 20	4.0	1.5	1.0	0.5	5.0
20-50	7.0	2.5	1.5	0.8	8.0
50-100	10.0	4.0	2.0	1.2	12.0
100-1000	12.0	5.0	2.5	1.5	15.0
>1000	15.0	8.0	4.0	1.8	20.0

S: Short Circuit Ratio (ratio of maximum short circuit current to maximum load current of the HPC).

H: Harmonic Order (ratio of harmonic frequency to fundamental frequency) including non-integer harmonic orders.

5.0  Telephone Interference Limits

In addition to the basic current limits, the following I*T limits must be met.

I*T Limits - HPC's <1000 HP

At the design stage, the supplier of the customer's harmonic filters shall satisfy UtiliCorp Networks Canada that calculated values for I*T will not exceed the following limits:

Table 5.1

I*T Limits - HPC's <1000 HP

Nominal Bus Voltage	Balanced I*T	Residual I*T
25 kV or less	1500	100

The performance calculations shall be made with the assumption that the POI is a short circuit. Since this is a simplistic design method, the balanced I*T limit for HPC's less than 1000 HP will normally remain 1500.

I*T Limits - HPC's > 1000 HP

For HPC's larger than 1000 HP, UtiliCorp Networks Canada shall provide balanced and residual I*T limits for each specific application. These limits shall be determined from a number of factors including location, pre-existing HPC's, etc. Normally, the available limits will exceed those in Table 5.2. Table 5.2 represents the minimum values expected at the respective voltage levels.

I*T Limits - HPC's > 1000 HP

For HPC's larger than 1000 HP, UtiliCorp Networks Canada shall provide balanced and residual I*T limits for each specific application. These limits shall be determined from a number of factors including location, pre-existing HPC's, etc. Normally, the available limits will exceed those in Table 5.2. Table 5.2 represents the minimum values expected at the respective voltage levels.

Table 5.2

Maximum I*T Limits - HPC's> 1000 HP

Nominal Bus Voltage	Balanced I*T	Residual I*T
25 kV or less	1500	100
69 kV	2000	100
138 kV	3000	100
240 kV	5000	100

At the design stage, the customer shall satisfy UtiliCorp Networks Canada that the calculated values for I*T shall not exceed the assigned limits under the following criteria:

(i)	Using the harmonic impedance envelope of the utility system, determine two characteristic and two non-characteristic harmonics which individually maximize the total I*T values.
(ii)	The I*T contributions of all other harmonic orders shall be calculated using the simple harmonic impedance of the utility system under fixed, normally operating conditions.

6.0  Engineering Information

6.1  System Harmonic Impedance Information

UtiliCorp Networks Canada shall supply harmonic impedance information to all HPC's greater than 1000 HP, in the form of a harmonic impedance envelope. The harmonic impedance envelope shall be based on normal system operating conditions and shall be calculated to the POI, and to the customer's supply voltage bus when the supply transformer is, provided by UtiliCorp Networks Canada.

Normal system operating conditions shall include those conditions which exist at the time that the customer load is added to the system and also any system changes which are likely to occur within the next five years

Normal system operating conditions shall also include single contingency outage conditions as determined by UtiliCorp Networks Canada.

The harmonic impedance information will be calculated using power system data and will include shunt capacitor and filter bank installations which exist at other customer facilities in the area.

UtiliCorp Networks Canada will also supply harmonic impedance information to HPC's less than 1000 HP if requested.

6.2  Review of Installation Design

As stated in Sections 3.0, 4.0, and 5.0 UtiliCorp Networks Canada will review the design of the installation to confirm that the design is adequate to meet the harmonic current limits at the point of influence. UtiliCorp Networks Canada shall not accept responsibility for the design of the customer's facilities except in respect of reviewing its harmonic distortion impact.

7.0  Measurements And Mitigation Of Harmonic Problems

7.1  Measurement Procedure

To confirm that the harmonic voltage and current distortion is within specified limits, UtiliCorp Networks Canada will perform measurements at the customer's supply facilities. Where practical, the measurements will be taken from the POI. (The measurements may be taken elsewhere and calculated to the POI.)

The measurements will be performed in such a manner that the harmonic voltage, current, and power flow up to the 50" harmonic is determined. These measurements shall be the basis for mitigation of problems caused by harmonic distortion.

7.2  Mitigation of Problems

7.2.1  Voltage Distortion Limits Exceeded

The customer is responsible to ensure that the filter installation complies with the design submitted to UtiliCorp Networks Canada in accordance with Section 3.2 or Section 3.3 as appropriate.

If the voltage distortion limits are exceeded initially, or under subsequent system conditions which were included in the harmonic impedance information, the customer is responsible for reducing the voltage distortion.

For changes made to the supply system outside the scope of the harmonic impedance information initially provided to the customer, UtiliCorp Networks Canada is responsible for reducing the voltage distortion.

7.2.2  Current Distortion Limits Exceeded

(i)  Current Distortion Limits Exceeded Initially

If the current distortion limits are exceeded initially, or under subsequent system conditions which were included in the harmonic impedance information, the customer is responsible for reducing the current distortion.

(ii)  Current Distortion Limits Exceeded After Changes to Supply System

For changes made to the supply system outside the scope of the harmonic impedance information initially provided to the customer, UtiliCorp Networks Canada is responsible for reducing the current distortion.

7.2.3  Telephone Interference Complaints

In the event that the operation of the power system is causing interference with the Communication Common Carrier's facilities, the mitigation procedures will be as follows:

(i)  Customer Limits Exceeded Initially

If the I*T limits are exceeded initially, or under subsequent system conditions which were included in the harmonic impedance information, the customer is responsible for reducing the current distortion.

(ii)  Customer Limits Not Exceeded

UtiliCorp Networks Canada is responsible for reducing the telephone interference.

APPENDIX C

Voltage Flicker Limits

Chart September 1, 2000

UTILICORP NETWORKS CANADA
A UtiliCorp United Company

September 1, 2000

VOLTAGE FLICKER LIMITS

The Voltage Flicker Limits respresents the <u>cumulative effects from all services</u> on any part of the Transmission or Distribution System.

PERCENT VOLTAGE CHANGE
9
8
7
6
5
4
3
2
1
1
THRESHOLD OF OBJECTION
FLICKER LIMITS
THRESHOLD OF PERCEPTION
1 4 8 12 1 2 5 10 20 30 1 2 5 10 20 30 1 2 5 10 20 30
PER DAY
PER HOUR
PER MINUTE
PER SECOND
AIR CONDITIONERS
RESIDENTIAL APPLIANCES
SPOT WELDERS ELEVATORS
SEAM WELDERS RECIPROCATING MOTOR
MISC. INDUSTRIAL EQUIPMENT

FLUCTUATIONS PER UNIT OF TIME

EXAMPLE

Voltage Flicker repeating 2 times per hour should not exceed 4%

NOTE:

The curve lines are flat after 4 starts/day, i.e. the flicker cannot exceed 5% on the TAU System as measured on the primary supply voltage